Exhibit FS-3

Missouri Gas Utility, Inc.
Un-audited Balance Sheets
December 31, 2004

ASSETS
CURRENT ASSETS
Cash & temporary cash investments
Unrestricted	66,227
Restricted
Accounts receivable, net of allowance for bad debts	43,843
Contribution in aid of construction receivables
Accrued unbilled revenues
Unrecovered purchased gas cost
Accounts receivable - other	101,000
Investment in subsidiary companies
Material and supplies
Gas Stored	39,393
Prepaid expenses	589

Total current assets	251,051

PROPERTY, PLANT & EQUIPMENT, AT COST
Natural gas distribution plant in service	2,055,318
Less accumulated depreciation

Net natural gas distribution plant in service	2,055,318
Construction work in progress	7,509

Net property, plant & equipment	2,062,827

REGULATORY ASSETS, net of accumulated costs	7,000

NOTES RECEIVABLE

DEFERRED CHARGES
Unamortized debt issuance costs, net of accum. amort

Total Assets	2,320,878

LIABILITIES & STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current portion of long-term debt
Current portion of capital lease obligations
Accounts payable	920,516
Accrued liabilities
Customer advances for construction
Property taxes payable

Total current liabilities	920,516

LONG-TERM OBLIGATIONS, less current maturities
Long-term revenue bonds
Long-term bank debt	1,400,000
Capital lease obligations
Deferred tax liability

Total long-term obligations	1,400,000
STOCKHOLDERS' EQUITY
Common stock
Preferred stock
Retained earnings	362

Total stockholders' equity	362

Total liabilities and stockholders' equity	2,320,878

Missouri Gas Utility, Inc.
Un-audited Income Statements
For the Nine months ended December 31, 2004

Gas Sold and Transported in Dth

Missouri Gas Utility, Inc.
Sales Revenues
Gas sales & transport
Facility charges

Gross revenue
Cost of gas transmission & distribution

Net sales revenues
Operating expenses
Other income:
Allowance for funds used during construction
Other income (expenses)
Interest income	362

Total other income	362
Operating revenue	362
Depreciation & amortization
Amortization bond issuing expense
Interest - bank debt @ 5.75% and capital lease
Interest - bond (base rate + fees)

Net operating revenue	362

Net income (loss) before taxes	362